Exhibit 5.2

February 22, 2024

Global Payments Inc.
3550 Lenox Road
Atlanta, Georgia 30326

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Executive Vice President, General Counsel and Corporate Secretary of Global Payments Inc., a Georgia corporation (the “Corporation”). This opinion letter has been requested with respect to the Registration Statement on Form S-3 (the “Registration Statement”) being filed pursuant to the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder, relating to (A) $1,500,000,000 aggregate principal amount of the 1.00% Convertible Senior Notes due 2029 (the “Notes”) issued by the Company pursuant to the terms of (i) the Investment Agreement, dated as of August 1, 2022, by and among the Company, Silver Lake Partners VI DE (AIV), L.P., and Silver Lake Alpine II, L.P. (the “Investment Agreement”) and (ii) the Indenture, dated as of August 8, 2022, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of December 14, 2022, between the Company and the Trustee (the “Indenture”); and (B) the shares of common stock, no par value, of the Company to be issued upon the conversion of the Notes, if any (the “Conversion Shares” and together with the Notes, the “Securities”) pursuant to the Indenture.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinions expressed herein. In rendering this opinion letter, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents and the originals of such copies are authentic. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto.

I have further assumed that (i) no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect and (ii) the number of Conversion Shares to be issued will not exceed the number of shares of common stock that is authorized in the Corporation’s articles of incorporation at the time of each such sale or issuance.

Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that (i) the Corporation is validly existing as a corporation under the Georgia Business Corporation Code; (ii) the Corporation has the corporate power under the Georgia Business Corporation Code to execute and deliver the Securities; and (iii) any Conversion Shares to be issued by the Company upon the conversion of the Notes pursuant to the terms of the Investment Agreement and the Indenture are or will be, upon issuance, legally authorized and, when the Conversion Shares have been issued and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Investment Agreement and the Indenture, such Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are based on and limited to the Georgia Business Corporation Code, and I express no opinion as to the laws of any other jurisdiction.

This opinion letter is furnished to you for your use in connection with the Registration Statement. This opinion letter may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without my prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

This opinion letter is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Validity of Securities.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. Wachtell, Lipton, Rosen & Katz may rely on the opinions expressed herein, insofar as they relate to the Georgia Business Corporation Code, for purposes of delivering its opinion letter in connection with the validity of the Securities.

Sincerely,

/s/ David L. Green
David L. Green
Senior Executive Vice President, Chief Administrative and Legal Officer and Corporate Secretary

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